SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A
                                 (Amendment 1)

                    Under the Securities Exchange Act of 1934


                           Miramar Mining Corporation
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    60466E100
                                 (CUSIP Number)


                                December 31, 2000
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)
     [X]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 60466E100                     13G                    Page 2 of 6 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Royal Precious Metals Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada


________________________________________________________________________________
              5.   SOLE VOTING POWER


NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      5,000,000
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER


              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   5,000,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,000,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.8%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     OO
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a) Name of Issuer:

          Miramar Mining Corporation

Item 1(b) Address of Issuer's Principal Executive Offices:

          Miramar Mining Corporation
          311 West First Street
          North Vancouver, British Columbia
          (604) 985-2572

Item 2(a) Name of Person Filing:

          Royal Precious Metals Fund

Item 2(b) Address of Principal Business Office or, if None, Residence:

          Royal Precious Metals Fund
          c/o Royal Bank Investment Management Inc.
          Royal Trust Tower, P.O. Box 121
          77 King Street West, Suite 3800
          Toronto, Ontario  M5K 1G8

Item 2(a) Citizenship:

          Canada

Item 2(d) Title of Class of Securities:

          Common Stock

Item 2(e) CUSIP Number:

          60466E100

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

        (b)  [_]  Bank as defined in Section 3(a)(6) of the Act(15 U.S.C. 78c).

        (c) [_] Insurance Company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

        (d) [_] Investment Company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C.8a-8).

        (e) [_] An Investment Adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

        (f) [_] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

        (g) [_] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

        (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.80a-3);

        (j)  [_]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


       If this statement is filed pursuant to Section 240 13d-1(c), check this box. [X]


Item 4. Ownership.

        (a)  Amount beneficially owned:

             5,000,000

        (b)  Percent of class:

             8.8%

        (c)  Number of shares as to which such person has:

             (i)  Sole power to vote or to direct the vote

             (ii) Shared power to vote or to direct the vote

                  5,000,000

             (iii) Sole power to dispose or to direct the disposition of

             (iv) Shared power to dispose or to direct the disposition of

                  5,000,000

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     The Royal Trust Company, as trustee, has appointed Royal Mutual Funds Inc. as manager of the Royal Precious Metals Fund ("Fund"), which in turn has delegated its management duties to Royal Bank Investment Management Inc. ("RBIM").

     Accounts with respect to the Fund managed on a descretionary basis by RBIM are known have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     N/A

Item 8. Identification and Classification of Members of the Group.

     N/A

Item 9. Notice of Dissolution of Group.

     N/A

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        February 14, 2001
                                                   -----------------------------
                                                             (Date)



                                                   /s/ Jennifer I. Lederman
                                                  -----------------------------
                                                           (Signature)



                                                  Jennifer I. Lederman/
                                                  Authorized Signatory,
                                                  The Royal Trust Company, as
                                                  Trustee
                                                  -----------------------------
                                                           (Name/Title)